Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Completes Private Note Exchange and Sale

GRAND RAPIDS, Mich., December 6, 2012 – Spartan Stores, Inc., (NASDAQ:SPTN), today announced the successful completion of a private exchange and sale of $50.0 million aggregate principal amount of newly issued, four year unsecured 6.625% Senior Notes due 2016 (“New Notes”) for $40.3 million aggregate principal amount of the Company’s existing Convertible Senior Notes due 2027 (“Convertible Notes”) and $9.7 million in cash.

The Company plans to call for redemption the remaining outstanding $57.4 million aggregate principal amount of Convertible Notes before March 30, 2013, the end of its current fiscal year. The Company plans to fund this redemption with the net cash proceeds of the private exchange and sale, available cash, and borrowings under its revolving credit facility. The existing Convertible Notes are subject to repurchase by the Company at the option of the holders beginning on May 15, 2014, if not redeemed earlier.

Pre-tax charges of approximately $2.3 million will be recorded in the third quarter of fiscal 2013 related to the private exchange of Convertible Notes. Additionally, pre-tax charges of approximately $2.8 million are expected to be recorded in the fourth quarter of fiscal 2013 concurrent with the planned redemption of the remaining Convertible Notes. Each quarter’s charges primarily relate to the unamortized debt discount and original issuance fees associated with the exchanged or redeemed Convertible Notes. The Company expects to save approximately $3.0 million in annual interest expense as a result of these actions.

“This exchange was an opportunity for us to issue new long-term debt at a relatively attractive rate for the Company, retire higher cost debt and reduce our overall interest expense going forward,” said Dave Staples, Spartan’s Executive Vice President and Chief Financial Officer. “We believe this exchange and the planned redemption of our outstanding Convertible Notes, in conjunction with our cash, cash flow from operating activities and credit facilities will continue to support our continuing capital requirements in the coming year.”

Cowen and Company, LLC served as financial advisor to Spartan Stores and sole placement agent for the exchange transaction.

The New Notes and related subsidiary guarantees were offered and sold in reliance on exemptions from registration requirements under the Securities Act of 1933, as amended, have not been registered under the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption under the Securities Act of 1933 and applicable state securities or blue sky laws and foreign securities laws.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq:SPTN) is the nation’s tenth largest grocery distributor with 1.4 million square feet of warehouse, distribution and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 375 independent grocery locations in Michigan, Indiana and Ohio, and to 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “plans,” “expected,” “opportunity,” “believe” and “will,” and similar words and phrases. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to redeem notes in the future, use and increase availability under our credit facility, successfully realize growth opportunities, reduce debt, realize interest expense savings, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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